Exhibit 5.1
LAW OFFICES OF
Luke C. Zouvas
5398 Jamestown Road
San Diego, California 92117

October 31, 2005
Place Style On Codes above, and Style Off Codes below.July 01, 2003J
To the President and the
Board of Directors
Power-Save Energy Corp.
3940-7 Broad Street, #200
San Luis Obispo, CA 93401

re: Opinion of Special Counsel

Gentlemen:

I have acted as counsel to Power-Save Energy Corp., a Colorado corporation (the “Company”) in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of the issuance and sale of 7,125,000 shares of common stock (the “Shares”) and related stock options under the Company’s Stock for Services Compensation Plan 2005, as amended to date (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

I have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the amendment of the Plan. Based on such review, I am of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefore received) pursuant to (a) the provisions of option agreements duly authorized under the Plan and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and non-assessable.

I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated therein, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very Truly Yours,

/s/Luke C. Zouvas
Luke C. Zouvas
special securities counsel